Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 25, 2026, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of Unisys Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Unisys Corporation on Forms S-8 (Nos. 333-231642, 333-271714, 333-279171, 333-271715 and 333-288094).
/s/ Grant Thorton LLP
Philadelphia, Pennsylvania
February 25, 2026